Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31, 2009	December 31, 2008(1)	December 31, 2007(1)	December 31, 2006(1)	December 31, 2005(1)
Income from continuing operations before cumulative effect of change in accounting principle	$76,413	$98,492	$219,364	$137,306	$74,947

(Plus):
Equity in income of unconsolidated entities, net of distributions received	5,475	6,728	9,532	7,478	(4,802)
Amortization of capitalized interest (2)	14,035	12,428	9,941	7,503	5,957

Earnings before fixed charges	$95,923	$117,648	$238,837	$152,287	$76,102

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$6,241	$5,287	$3,165	$1,410	$1,495
Interest expense	150,323	114,910	92,175	103,910	120,670
Interest capitalized	48,226	74,621	73,118	46,388	25,284
Preferred dividend	—	10,454	8,700	8,700	8,700

Total fixed charges (3)	$204,790	$205,272	$177,158	$160,408	$156,149

(Less):
Interest capitalized	48,226	74,621	73,118	46,388	25,284
Preferred dividend	—	10,454	8,700	8,700	8,700

Earnings (4)	$252,487	$237,845	$334,177	$257,607	$198,267

Ratio (4 divided by 3)	1.23	1.16	1.89	1.61	1.27

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31, 2009	December 31, 2008(1)	December 31, 2007(1)	20 December 31, 2006(1)	December 31, 2005(1)
Income from continuing operations before cumulative effect of change in accounting principle	$76,413	$98,492	$219,364	$137,306	$74,947

(Plus):
Equity in income of unconsolidated entities, net of distributions received	5,475	6,728	9,532	7,478	(4,802)
Amortization of capitalized interest (2)	14,035	12,428	9,941	7,503	5,957

Earnings before fixed charges	$95,923	$117,648	$238,837	$152,287	$76,102

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$6,241	$5,287	$3,165	$1,410	$1,495
Interest expense	150,323	114,910	92,175	103,910	120,670
Interest capitalized	48,226	74,621	73,118	46,388	25,284

Total fixed charges (3)	$204,790	$194,818	$168,458	$151,708	$147,449

(Less):
Interest capitalized	48,226	74,621	73,118	46,388	25,284

Earnings (4)	$252,487	$237,845	$334,177	$257,607	$198,267

Ratio (4 divided by 3)	1.23	1.22	1.98	1.70	1.34

(1)	The results of operations for 2005 through 2009 have been adjusted to reflect discontinued operations for properties sold or held for sale as of December 31, 2009.

(2)	Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).